Exhibit 99.2

Ares Capital Corporation Appoints Kort Schnabel as Co-President
and Michael Smith Joins Board of Directors

NEW YORK, NY — October 25, 2022 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that Kort Schnabel was appointed as Co-President. Concurrently, Michael Smith stepped down as Co-President and has been appointed to the Ares Capital Board of Directors. Mr. Smith will continue to serve as a member of the Investment Committee of Ares Capital’s investment manager. Mitchell Goldstein will continue in his role as Co-President of Ares Capital alongside Mr. Schnabel.

Mr. Schnabel was a founding member of the Ares U.S. direct lending strategy in 2004 and has been at the firm since 2001. Mr. Schnabel currently serves as a Partner and Co-Head of the Ares U.S. direct lending strategy and is a member of the Investment Committee of Ares Capital’s investment manager. Mr. Schnabel holds a B.A., cum laude, from the University of Pennsylvania in Economics.

“Over the last 18 years, Kort has been instrumental in supporting the growth and investing success of Ares Capital,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our ability to name a long-term, high-performing professional like Kort as Co-President reflects the deep bench of talent that Ares Management possesses as the manager of the company. Along with the rest of the management team, I look forward to Kort’s future contributions as we continue to execute against our goal of generating attractive investment returns and creating value for all our stakeholders.”

“On behalf of the Board, we are very excited to have Michael join the Board, and we are grateful for his many years of service as Co-President. Since our initial public offering in 2004, Ares Capital has delivered nearly double the total stock-based returns of the S&P 500. Given his leadership in the industry and at our company, I believe the Board is further strengthened with his addition,” said Michael Arougheti, Co-Chairman of Ares Capital.

ABOUT ARES CAPITAL CORPORATION
Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of September 30, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS
Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of rising interest rates in response to inflation, the war in Russia and Ukraine and the ongoing COVID-19 pandemic, which have resulted in significant market volatility impacting our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

Contacts:
Investors
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

Media
Priscila Roney, +1 212-808-1185
or
Jacob Silber, +1 212-301-0376
Media@aresmgmt.com